Exhibit 99

ENTERPRISE BANCORP, INC. ANNOUNCES COMPLETION OF STOCK OFFERING — DUE TO INVESTOR DEMAND OFFERING INCREASED TO MAXIMUM ALLOWABLE AMOUNT OF $8.9 MILLION

Lowell, Mass (December 3, 2009) — Enterprise Bancorp, Inc. (the “Company” or “Enterprise”) (NASDAQ: EBTC), parent of Enterprise Bank, is pleased to announce that it has successfully completed its combined Shareholder Subscription Rights Offering and Supplemental Community Offering and has raised $8.9 million in new capital ($8.8 million net of offering expenses). The terms of the combined offering were to raise up to $7.5 million, with Enterprise having the discretion to increase the offering up to a maximum amount of $8.9 million. To satisfy investor demand which was in excess of $8.9 million, Enterprise made the decision to increase the offering to the maximum amount.

Chief Executive Officer Jack Clancy commented, “We are extremely pleased with the results of the Shareholder Subscription Rights Offering and the Supplemental Community Offering, which due to strong investor demand have exceeded our initial goal of $7.5 million.  We are extremely gratified with the community’s response and support. The current banking environment is providing well-positioned community banks with what we believe are unprecedented growth and market share opportunities. Enterprise Bank has experienced significant growth: deposits, excluding brokered deposits, increased 19% from December 31, 2008 to September 30, 2009 (annualized increase of 26%); and loans increased 12% from December 31, 2008 to September 30, 2009 (annualized increase of 16%); and due to the current environment, we expect growth opportunities to remain strong in the coming years. We believe that Enterprise’s fiscal strength, stability, and commitment to community, coupled with the depth and breadth of our expertise - in Commercial Lending, Investment Management, Insurance, and Treasury Management - strongly position us to capitalize on these opportunities. In order to take full advantage of the market opportunities and to further reinforce our strong partnership to our communities, we chose to raise capital within the communities we serve to fund growth and position Enterprise for the future.”

Chairman of the Board George Duncan added, “We felt it was important to raise this capital in the local communities in which we operate rather than through a nationally underwritten offering.  This is similar to how we raised capital to start the bank 21 years ago.  Local ownership has been an important part of our success as we continue to grow and be a partner within our local communities. We are very appreciative of the great faith and confidence the community has demonstrated by supporting our locally-owned and managed community bank.”

All shares offered in the Shareholder Subscription Rights Offering and the Supplemental Community Offering were issued at the price of $10.85 per share. The Shareholder Subscription Rights Offering and the Supplemental Community Offering each commenced on October 22, 2009, with the Shareholder Subscription Rights Offering closing on November 19 and the Supplemental Community Offering closing on December 1.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank.  The Company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment management, trust and insurance services.  The Company’s headquarters and Enterprise Bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts.  The Company’s primary market area is the Merrimack Valley and North Central regions of Massachusetts and South Central New Hampshire.  Enterprise Bank has seventeen full-service branch offices located in the

Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Methuen, Tewksbury and Westford and in Salem and Derry, New Hampshire.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters.  Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the company.  These risks, uncertainties and other factors may cause the actual results, performance and achievements of the company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.  Factors that could cause such differences include, but are not limited to general economic conditions, changes in interest rates, regulatory considerations and competition.  For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.